Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

ONE ROCKEFELLER PLAZA/NEW YORK, N.Y. 10020-2002

TEL: (212) 218-2800 / FAX: (212) 218-2808

NEWS FOR RELEASE UPON RECEIPT

(January 20, 2015)

INTERVEST BANCSHARES CORPORATION

Reports 2014 Fourth Quarter Earnings of $3.9 Million or $0.18 per share and Full Year 2014 Earnings of $17.7 Million or $0.80 per share

Intervest Bancshares Corporation (IBC) (NASDAQ-GS: IBCA), parent company of Intervest National Bank (INB), today announced that its net earnings available to common stockholders for the fourth quarter of 2014 (Q4-14) decreased slightly to $3.9 million, or $0.18 per share, from $4.2 million, or $0.19 per share, for the fourth quarter of 2013 (Q4-13). For the year 2014, net earnings available to common stockholders increased 32% to $17.7 million, or $0.80 per share, from $13.4 million, or $0.61 per share, for 2013.

Returns on average assets and average common stockholders’ equity were 1.05% and 7.55%, respectively, for Q4-14 and 1.14% and 8.67%, respectively, for 2014. On January 6, 2015, IBC declared a quarterly cash dividend of $0.05 per share payable on January 26, 2015 to stockholders of record at the close of business on January 16, 2015.

As announced on December 31, 2014, IBC’s previously announced merger with and into Bank of the Ozarks, Inc. is anticipated to close on February 10, 2015, subject to satisfaction of the remaining closing conditions set forth in the merger agreement, including approval and adoption of the merger agreement by IBC’s stockholders at the special meeting of stockholders scheduled for January 27, 2015.

Operating Summary

•	There were no preferred dividend requirements in 2014, compared to none in Q4-13 and $1.1 million for 2013.

•	Net interest and dividend income increased to $10.7 million in Q4-14 from $10.1 million in Q4-13, and to $42.8 million in 2014 from $36.5 million in 2013.

•	The net interest margin (exclusive of loan prepayment income) increased to 3.03% in Q4-14 and 2.86% in 2014, from 2.57% and 2.39% for the same periods of 2013.

•	A $1.0 million credit for loan losses was recorded in Q4-14, compared to a provision of $1.0 million in Q4-13. The credit was largely a function of a $42 million net decrease in the loan portfolio during Q4-14. For the year 2014, a $2.5 million credit was recorded, compared to a $0.5 million credit for 2013. In 2014, INB continued to see improvement in its loan credit quality and in both its historical loan loss rates and the qualitative factors used in the determination of the appropriate level of the allowance for loan losses.

•	Noninterest income (inclusive of loan prepayment income) totaled $1.8 million in Q4-14 and $6.1 million in 2014, compared to $2.6 million and $4.9 million for the same periods of 2013. The quarter over quarter decrease was primarily due to a $1.5 million gain recorded in Q4-13 from the sale of impaired investment securities. For the full year periods, the increase was primarily due to higher prepayment income from loans ($4.3 million in 2014 versus $2.6 million in 2013).

•	Provision for real estate losses amounted to $0.3 million in Q4-14 and for 2014, compared to $0.1 million in Q4-13 and $1.1 million in 2013.

•	Real estate expenses, net of rental and other income, decreased to $0.2 million in Q4-14 from to $0.3 million in Q4-13. For the year, these expenses totaled $0.8 million in 2014, compared to net income of $0.8 million in 2013 (which reflected gains during 2013 from sales of real estate acquired through foreclosure and cash recoveries of expenses incurred in prior years). Exclusive of these non-recurring income items, net real estate expenses for 2013 would have been $1.7 million.

•	Operating expenses increased to $5.4 million in Q4-14, from $3.6 million in Q4-13, and to $18.5 million in 2014, from $15.6 million in 2013. The increases were largely due to higher professional fees ($0.7 million in Q4-14 and $1.5 million for 2014) associated with the proposed merger as well as increases in salaries, stock compensation and bonus expense aggregating to $1.3 million in Q4-14 and $2.1 million in 2014, partially offset by a decrease in FDIC insurance premiums of $0.1 million in Q4-14 and $0.5 million in 2014.

•	Our efficiency ratio, which measures our expenses as a percentage of revenues, continued to be favorable and was 43% for Q4-14, compared to 29% for Q4-13. Excluding the merger expenses noted above, the ratio would have been 37% for Q4-14.

Balance Sheet Summary

•	Assets decreased by $100 million to $1.47 billion at December 31, 2014, from $1.57 billion at December 31, 2013 as a decrease in security investments of $180 million was partially offset by an increase in cash and short-term investments of $88 million.

•	Loans increased slightly to $1.14 billion at December 31, 2014, from $1.13 billion at December 31, 2013.

•	New loan originations decreased to $240 million in 2014 from $303 million in 2013, while loan repayments decreased slightly to $235 million in 2014 from $244 million in 2013.

•	Deposits decreased by $112 million to $1.17 billion at December 31, 2014, from $1.28 billion at December 31, 2013.

•	Stockholders’ equity increased to $210 million at December 31, 2014, from $197 million at December 31, 2013.

•	INB’s regulatory capital ratios at December 31, 2014 were as follows: Tier One Leverage - 17.36%; Tier One Risk-Based Capital - 21.70%; and Total Risk-Based Capital - 22.97%.

•	Book value per common share increased to $9.52 at December 31, 2014, from $8.99 at December 31, 2013. In 2014, IBC paid a total of $0.15 per common share in cash dividends or a total of $3.3 million.

Net Interest Margin

The net interest margin increased to 3.03% in Q4-14 from 2.57% in Q4-13, primarily due to a 52 basis point improvement in the interest rate spread, partially offset by a $45 million decrease in average net interest-earning assets. The higher spread reflected primarily the run-off of higher-cost legacy CDs, which reduced our cost of funds by 31 basis points to 1.45% in Q4-14 from 1.76% in Q4-13. Additionally, the average yield on interest-earning assets increased to 4.31% in Q4-14 from 4.10% in Q4-13, primarily due to a slightly higher yield earned on security investments and an increase in average loans outstanding, the impact of which was largely offset by a smaller securities portfolio outstanding (due to sales of securities), payoffs of older, higher yielding loans and new loan originations at lower market interest rates.

Total average interest-earning assets decreased by $156 million in Q4-14 from Q4-13, reflecting a $178 million decrease in total securities and overnight investments, partially offset by a $22 million increase in loans. At the same time, average deposits decreased by $109 million, while average stockholders’ equity increased by $15 million.

For 2014, the net interest margin increased to 2.86% from 2.39% in 2013, primarily due to a 47 basis points decrease in the average cost of funds to 1.53% in 2014, from 2.00% in 2013. Average interest-earning assets decreased by $31 million in 2014 from 2013, reflecting a $95 million decrease in total securities and overnight investments, partially offset by a $64 million increase in average loans outstanding. At the same time, average deposits decreased by $49 million and average stockholders’ equity decreased by $2 million. Average stockholders’ equity (for 2014 as compared to 2013) was negatively impacted by the repurchase and retirement of $25 million of TARP preferred stock (plus payment of $5.1 million of preferred dividends) during the middle of 2013.

Security Investments

The $180 million decrease in security investments was primarily due to sales of securities. In the third quarter of 2014, INB transferred its entire portfolio of securities held to maturity (with a then carrying value of $352 million and estimated fair value of $349 million) to the available-for-sale (“AFS”) category in order to provide additional flexibility in executing asset and liability management strategies. During 2014, proceeds from periodic sales of AFS securities totaled $131 million, resulting in a net realized gain of $0.1 million in Q4-14 and $0.3 million for 2014. These sales enhanced INB’s cash on hand. In order to encourage deposit outflow, since July 2014 INB has also significantly reduced its interest rates offered on longer-terms CDs from a high of 1.92% to 1.00% on its five-year CD. INB’s loan-to-deposit ratio increased to 92% at December 31, 2014 from 84% at December 31, 2013.

Loans and Allowance for Loan Losses

The $5 million increase in loans reflected $240 million of originations, partially offset by payoffs, principal amortization and partial pay downs totaling $235 million. New originations were comprised primarily of $189 million of commercial real estate (CRE) loans and $41 million of multifamily loans. New CRE loans included loans on $32 million of single tenant credit and $38 million of single tenant non-credit properties. New originations for 2014 had a weighted-average rate, term, debt service coverage ratio and loan-to-value ratio of 4.67%, 6.5 years, 1.26x and 60%, respectively, compared to 4.53%, 6.8 years, 1.34x and 60%, respectively, for new loans originated in 2013. Nearly all new loans in both periods had fixed interest rates. Loans paid off in 2014 and 2013 had a weighted-average rate of 5.09% and 5.85%, respectively.

At December 31, 2014, our loan portfolio remained concentrated in CRE loans, with 78% of loans secured by CRE, 16% secured by multifamily properties and 5% by investor-owned, 1-4 family condominiums. The single tenant category totaled $206 million at December 31, 2014, or approximately 23% of the total CRE loan portfolio, up from $157 million and 19% at December 31, 2013.

At December 31, 2014, the allowance for loan losses totaled $25.2 million, or 2.22% of total loans, compared to $27.8 million, or 2.47%, at December 31, 2013. The allowance included at each date $4.7 million and $6.1 million, respectively, allocated to impaired loans.

Asset Quality

Impaired loans (comprised of nonaccrual loans, all restructured loans (TDRs) and one other accruing and performing loan) totaled $52.2 million, or 3.56% of total assets, at December 31, 2014, compared to $57.2 million, or 3.65% of total assets, at December 31, 2013. Nonaccrual loans included TDRs at each date ($20.0 million and $33.2 million, respectively) that were current and performing. Accruing TDR loans amounted to $19.3 million at December 31, 2014, compared to $13.4 million at December 31, 2013.

Real estate acquired through foreclosure, net of a valuation allowance, decreased to $2.3 million at December 31, 2014, from $10.6 million at December 31, 2013. The decrease reflected the sale of two properties (totaling $8.0 million) in the first half of 2014 and a $0.3 million write down in Q4-14 on one remaining property located in Jacksonville, Florida.

Deposits

The $112 million decrease in deposits reflected a $76 million decrease in certificate of deposit accounts and a $36 million decrease in total money market and checking accounts.

Stockholders’ Equity

The $12.6 million increase in stockholders’ equity was due to $17.7 million of earnings, $1.6 million of paid-in capital from stock compensation and related income tax benefits, partially offset by $3.3 million of common dividends paid, a $0.5 million net increase in unrealized losses from AFS securities and $2.9 million paid on September 3, 2014 to repurchase and cancel a common stock warrant held by the U.S. Treasury. The warrant was issued by IBC in December 2008 in connection with its participation in the TARP Capital Purchase Program, and had permitted the Treasury to purchase up to 691,882 shares of IBC’s common stock at an exercise price of $5.42 per share. There are no other investments from IBC’s participation in TARP that remain outstanding. IBC’s $25 million TARP preferred stock was repurchased and retired during June and August 2013.

Proposed Merger

IBC entered into a definitive agreement and plan of merger dated July 31, 2014, among Bank of the Ozarks, Inc. (“Ozarks”), Bank of the Ozarks, IBC and INB, relating to a proposed merger transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Ozarks or IBC or the solicitation of any vote or approval. In connection with the proposed transaction, on December 8, 2014, IBC filed a definitive proxy statement and Ozarks filed a final prospectus with the Securities and Exchange Commission (“SEC”). The proxy statement/prospectus contains important information about Ozarks, IBC, the transaction and related matters. Copies of the proxy statement/prospectus were mailed to IBC stockholders commencing on or about December 10, 2014.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders are also able to obtain free copies of the documents filed with the SEC by IBC at IBC’s website at www.intervestbancsharescorporation.com.

Ozarks, IBC, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from IBC stockholders in favor of the approval of the proposed transaction. Information regarding IBC’s executive officers and directors is included in IBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014 and IBC’s definitive proxy statement on Schedule 14A filed with the SEC on April 1, 2014, and information regarding Ozarks’ executive officers and directors is included in Ozarks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 28, 2014 and Ozarks’ definitive proxy statement on Schedule 14A filed with the SEC on March 11, 2014. Descriptions of the interests of the directors and executive officers of IBC and Ozarks in the proposed transaction are set forth in the proxy statement/prospectus and other relevant documents filed with the SEC.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management, the requisite stockholder or regulatory approval of the previously disclosed proposed merger with Bank of the Ozarks may not be received or other conditions to the completion of the proposed merger might not be satisfied or waived; and our business and operations will continue to be impacted until the proposed merger transaction is either consummated or terminated. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Forward looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise. Historical results are not necessarily indicative of our future prospects.

For further information, contact:

Lowell S. Dansker, Chairman

Phone 212-218-2800

Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts) Selected Operating Data:	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Interest and dividend income	$15,264	$16,120	$62,759	$63,616
Interest expense	4,556	6,023	19,947	27,110

Net interest and dividend income	10,708	10,097	42,812	36,506
Provision (credit) for loan losses	(1,000)	950	(2,500)	(550)
Noninterest income	1,787	2,600	6,123	4,946
Noninterest expenses:
Provision for real estate losses	300	150	300	1,105
Real estate expenses (income), net	157	284	773	(836)
Operating expenses	5,376	3,630	18,488	15,584

Earnings before income taxes	7,662	7,683	31,874	26,149
Provision for income taxes	3,747	3,476	14,199	11,655

Net earnings before preferred dividend requirements	3,915	4,207	17,675	14,494
Preferred dividend requirements (1)	—	—	—	1,057

Net earnings available to common stockholders	$3,915	$4,207	$17,675	$13,437

Basic and diluted earnings per common share	$0.18	$0.19	$0.80	$0.61
Cash dividends paid per common share	$0.05	—	$0.15	—
Preferred cash dividends paid	—	—	—	$5,068
Average shares used for basic earnings per share	22,022,751	21,900,391	22,016,021	21,894,030
Average shares used for diluted earnings per share (2)	22,077,484	22,041,319	22,230,830	21,993,626

Common shares outstanding at end of period	22,022,090	21,918,623	22,022,090	21,918,623
Common stock options/warrants outstanding at end of period (2)	327,896	1,041,445	327,896	1,041,445

Yield on interest-earning assets	4.31%	4.10%	4.20%	4.17%
Cost of funds	1.45%	1.76%	1.53%	2.00%
Net interest margin (3)	3.03%	2.57%	2.86%	2.39%

Return on average assets (annualized)	1.05%	1.06%	1.14%	0.90%
Return on average common equity (annualized)	7.55%	8.72%	8.67%	7.58%
Effective income tax rate	49%	45%	45%	45%
Efficiency ratio (4)	43%	29%	38%	38%

Average loans outstanding	$1,155,131	$1,133,017	$1,156,245	$1,092,229
Average securities outstanding	243,551	415,858	332,377	423,558
Average short-term investments outstanding	5,243	10,648	6,937	10,972
Average assets outstanding	1,492,222	1,593,216	1,553,001	1,605,435

Average interest-bearing deposits outstanding	$1,189,258	$1,298,646	$1,250,893	$1,299,998
Average borrowings outstanding	56,702	57,873	56,702	56,997
Average stockholders’ equity	207,520	193,064	203,875	205,635

Selected Financial Condition Information:	At Dec 31, 2014	At Sep 30, 2014	At Jun 30, 2014	At Mar 31, 2014	At Dec 31, 2013
Total assets	$1,465,961	$1,511,203	$1,571,824	$1,596,027	$1,567,796
Cash and short-term investments	112,749	11,483	35,367	79,157	24,700
Securities held to maturity	—	—	358,338	346,425	383,937
Securities available for sale	204,832	305,347	994	980	965
Loans, net of unearned fees	1,133,068	1,175,269	1,157,957	1,142,231	1,127,522
Allowance for loan losses	25,204	26,634	26,598	27,418	27,833
Allowance for loan losses/net loans	2.22%	2.27%	2.30%	2.40%	2.47%
Deposits	1,170,576	1,214,324	1,277,823	1,303,972	1,282,232
Borrowed funds and accrued interest payable	56,763	56,758	56,760	56,769	57,570
Common stockholders’ equity	209,571	205,879	206,579	201,644	196,991
Common book value per share (5)	9.52	9.35	9.38	9.16	8.99

Loan recoveries for the quarter	$55	$36	$180	$85	$106
Real estate chargeoffs for the quarter	—	—	803	824	256
Loan chargeoffs	485	—	—	—	—

Impaired Loans:
Nonaccrual loans (6)	$25,259	$22,538	$23,005	$38,750	$35,903
Accruing troubled debt restructured (TDR) loans (7)	19,331	24,690	27,088	13,337	13,429
Accruing performing loan	7,625	7,677	7,727	7,777	7,828
Real estate owned, net of valuation allowance	2,350	2,650	2,650	9,335	10,669
Loans 90 days past due and still accruing (8)	3,108	3,965	2,993	—	4,087
Loans 60-89 days past due and still accruing	3,780	3,731	—	—	—
Loans 31-59 days past due and still accruing	12,794	—	—	10,927	2,642

(1)	Represents dividend requirements on cumulative preferred stock outstanding during the period plus amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 109,740 shares and 224,630 shares were not dilutive for the 2014 and 2013 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 3.40%, 2.74%, 3.15% and 2.56%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status, or cash basis, of $20 million, $20 million, $18 million, $33 million and $33 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At December 31, 2014, all loans were performing and were yielding approximately 5% on a weighted-average basis.
(8)	Represents two performing and paying loans at December 31, 2014 that matured and were in the process of an extension.

INTERVEST BANCSHARES CORPORATION

Consolidated Historical Financial Information

	At or For The Period Ended
($ in thousands, except per share amounts)	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010
Balance Sheet Highlights:
Total assets	$1,465,961	$1,567,796	$1,665,792	$1,969,540	$2,070,868
Cash and short-term investments	112,749	24,700	60,395	29,863	23,911
Securities held to maturity	—	383,937	443,777	700,444	614,335
Securities available for sale	204,832	965	1,000	—	—
Loans, net of unearned fees	1,133,068	1,127,522	1,107,466	1,163,790	1,337,326
Allowance for loan losses	25,204	27,833	28,103	30,415	34,840
Allowance for loan losses/net loans	2.22%	2.47%	2.54%	2.61%	2.61%
Deposits	1,170,576	1,282,232	1,362,619	1,662,024	1,766,083
Borrowed funds and accrued interest payable	56,763	57,570	62,930	78,606	84,676
Preferred stockholder’s equity	—	—	24,624	24,238	23,852
Common stockholders’ equity	209,571	196,991	186,323	173,293	162,108
Common book value per share (1)	9.52	8.99	8.44	8.07	7.61
Market price per common share	10.05	7.51	3.89	2.65	2.93

Asset Quality Highlights
Impaired Loans:
Nonaccrual loans	$25,259	$35,903	$45,898	$57,240	$52,923
Accruing troubled debt restructured loans	19,331	13,429	20,076	9,030	3,632
Accruing performing loan	7,625	7,828	—	—	—
Real estate owned, net of valuation allowance	2,350	10,669	15,923	28,278	27,064
Investment securities on a cash basis	—	—	3,721	4,378	2,318
Loans 90 days past due and still accruing	3,108	4,087	4,391	1,925	7,481
Loans 31-89 days past due and still accruing	16,574	2,642	15,497	28,770	11,364
Loan chargeoffs	485	1,938	3,152	9,598	100,146
Loan recoveries	356	2,218	840	155	883
Real estate chargeoffs	1,627	4,427	4,766	—	15,614
Impairment writedowns on security investments	—	964	582	201	1,192

Statement of Operations Highlights:
Interest and dividend income	$62,759	$63,616	$77,284	$92,837	$107,072
Interest expense	19,947	27,110	38,067	50,540	62,692

Net interest and dividend income	42,812	36,506	39,217	42,297	44,380
(Credit) provision for loan losses	(2,500)	(550)	—	5,018	101,463
Noninterest income	6,123	4,946	6,194	4,308	2,110
Noninterest expenses:
Provision for real estate losses	300	1,105	4,068	3,349	15,509
Real estate expenses (income), net	773	(836)	2,146	1,619	4,105
Operating expenses	18,488	15,584	16,668	15,861	19,069

Earnings (loss) before income taxes	31,874	26,149	22,529	20,758	(93,656)
Provision (benefit) for income taxes	14,199	11,655	10,307	9,512	(40,348)

Net earnings (loss) before preferred dividend requirements	17,675	14,494	12,222	11,246	(53,308)
Preferred dividend requirements	—	1,057	1,801	1,730	1,667

Net earnings (loss) available to common stockholders	$17,675	$13,437	$10,421	$9,516	$(54,975)

Basic earnings (loss) per common share	$0.80	$0.61	$0.48	$0.45	$(4.95)
Diluted earnings (loss) per common share	$0.80	$0.61	$0.48	$0.45	$(4.95)
Cash dividends paid per common share	$0.15	—	—	—	—
Average common shares used to calculate:
Basic earnings (loss) per common share	22,016,021	21,894,030	21,566,009	21,126,187	11,101,196
Diluted earnings (loss) per common share	22,230,830	21,993,626	21,568,196	21,126,187	11,101,196
Common shares outstanding	22,022,090	21,918,623	21,589,589	21,125,289	21,126,489

Other ratios:
Net interest margin (2)	2.86%	2.39%	2.29%	2.18%	2.11%
Return on average assets	1.14%	0.90%	0.66%	0.56%	-2.42%
Return on average common equity	8.67%	7.58%	6.82%	6.74%	-32.20%
Effective income tax rate	45%	45%	46%	46%	43%
Efficiency ratio	38%	38%	37%	34%	41%

(1)	Represents common stockholders’ equity less any preferred dividends in arrears (none at December 31, 2014 and December 31, 2013, $4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 3.15%, 2.56%, 2.59%, 2.31% and 2.17%, respectively.